Exhibit 99.1

1660 Wynkoop Street, Suite 1000 Denver Colorado 80202-1132 Phone: (303) 573-1660 Fax: (303) 595-9385 Email: info@royalgold.com www.royalgold.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary
(303) 573-1660

ROYAL GOLD ANNOUNCES YEAR-END RESULTS GENERATING
RECORD REVENUES AND FREE CASH FLOW

•	Revenues increased 12% year-over-year for fiscal 2006
•	Fiscal 2006 free cash flow totaled 72% of revenue
•	Two new royalties, Robinson and Mulatos, now providing revenue

          DENVER, COLORADO. AUGUST 17, 2006: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced record revenues of $28.4 million for fiscal 2006 (ended June 30), a 12% increase over revenues of $25.3 million in fiscal 2005.  The Company reported net income of $11.4 million, or $0.50 per basic share, for fiscal 2006 compared to net income of $11.5 million, or $0.55 per basic share, for fiscal 2005.  In fiscal 2006, earnings were impacted by higher non-cash stock compensation expenses of $0.08 per share, net of tax.

          For the fourth quarter ended June 30, 2006, royalty revenue reached a new quarterly high at $8.2 million, a 9% increase over royalty revenue of $7.5 million for the same period in fiscal 2005.  The Company reported fourth quarter 2006 net income of $3.6 million, or $0.15 per basic share, as compared to net income of $3.6 million, or $0.17 per basic share for the fourth quarter of fiscal 2005.  During the quarter, expense for non-cash stock compensation was approximately $769,000, or $0.02 per basic share, net of tax.

          Free cash flow for fiscal 2006 was approximately $20.5 million, or 72% of revenues, compared to $18.1 million or 72% of revenues in fiscal 2005.  Free cash flow for the fourth quarter was approximately $6.5 million, or 79% of revenues.  The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  For a reconciliation of free cash flow to the most directly comparable GAAP financial measure, see Schedule A-Reconciliation.

          As of June 30, 2006, the Company had working capital (current assets minus current liabilities) of $81.5 million.  Current assets were $84.8 million, compared to current liabilities of $3.3 million, yielding a current ratio of 26 to 1.

          Tony Jensen, President and Chief Executive Officer, stated, “Fiscal 2006 has been another year of profitable growth for Royal Gold.  In addition to increasing our revenue and free cash flow, we further diversified our revenue sources by substantially expanding our portfolio holdings with both domestic and international royalties.  In fiscal 2007, we look forward to seeing the full impact of these business development efforts.”

REVIEW OF OPERATIONS

          All production numbers in the following Review of Operations are provided to Royal Gold by the mine operators and reflect only that portion of the operator’s production subject to the Company’s royalty interests.

Pipeline Mining Complex, Lander County, Nevada

          At the Pipeline Mining Complex in Lander County, Nevada, the Company holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), and a fixed rate gross smelter return royalty (“GSR3”).  A GSR royalty is a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.  In addition, the Company holds a net value royalty (“NVR1”) at this complex.  This NVR is a passive interest in a resource extraction operation that is determined on the basis of deducting contract-defined processing-related and associated capital costs, but not mining costs.  The GSR1 royalty covers the current mine footprint, and the GSR2 (“Super”) royalty covers any reserves that are developed on the claim block lying outside the current mine footprint.  The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices.  The GSR3 royalty rate is fixed at 0.71% for the life of the mine.  The 0.39% NVR1 royalty covers production from the GAS Claims, an area of interest of approximately 4,000 acres including the South Pipeline deposit and Crossroads area, but not including the Pipeline deposit.  Current production from the Pipeline Mining Complex is subject to GSR1, GSR3, and NVR1 royalties.

          The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Barrick Gold Corporation (60%), the world’s largest gold producer, and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc.

          For the fourth quarter of fiscal 2006, the Pipeline Mining Complex produced 75,574 ounces of gold, providing $2.7 million of royalty revenue to Royal Gold.  This compares to 288,600 ounces of gold produced, providing $6.4 million of royalty revenue to Royal Gold, for the same quarter in fiscal 2005.

          For fiscal 2006, the Pipeline Mining Complex produced 598,974 ounces of gold providing $16.8 million of royalty revenue, as compared to 973,602 ounces of gold produced, which provided royalty revenues of $21.4 million for fiscal 2005.  The decrease in revenue for both the quarter and the fiscal year reflects a decline in production partially offset by higher gold prices resulting in a higher GSR1 royalty rate.

          For the fourth quarter of fiscal 2006, the average gold price was $627 per ounce and Royal Gold’s GSR1 royalty rate was 5.0% of production.  This compares to an average gold price of $427 per ounce for the fourth quarter of fiscal 2005 and a GSR1 royalty rate of 4.25% of production.

Leeville Project, Eureka County, Nevada

          Royal Gold holds a 1.8% carried working interest, which calculates as a net smelter return (“NSR”) royalty covering a portion of the Leeville project (“Leeville”).  An NSR royalty is a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance and smelting costs.

          In the past, Royal Gold’s share of production at Leeville was derived from underground operations on a portion of the Leeville South mine.  Beginning with the first quarter of fiscal 2006, the Company’s royalty also included production from the recently developed Leeville North underground mine, as well as the production from Leeville South.  Both of these mines are operated by Newmont Mining Corporation.

          During the fourth quarter, the Leeville property produced 13,120 ounces of gold providing royalty revenue to Royal Gold of approximately $144,000.  This compares with 25,582 ounces of gold, providing about $252,000 in royalty revenue to Royal Gold for the same quarter in 2005.

          For fiscal 2006, the Leeville property produced 83,696 ounces of gold providing about $768,000 of royalty revenue.  This compares with 93,180 ounces of gold providing about $763,000 in royalty revenue to Royal Gold during fiscal 2005.  The decrease in production at this property is attributable to the maturation of Leeville South and the on-going ramp up at Leeville North.

SJ Claims (Goldstrike Mine), Eureka County, Nevada

          Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims.  The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by Barrick Gold Corporation.

          During the fourth quarter, the SJ Claims produced 242,350 ounces of gold providing Royal Gold with about $1.4 million in royalty revenue.  This compares with 114,213 ounces of gold, providing about $440,000 in royalty revenue to Royal Gold, in the same quarter of fiscal 2005.

          For fiscal 2006, the SJ Claims produced a total of 1,005,549 ounces of gold providing $4.8 million of royalty revenue.  This compares with 531,342 ounces of gold providing $2.0 million in royalty revenue during fiscal 2005.  The increase in production at the SJ Claims is due to a greater proportion of total mine production being derived from property that is subject to Royal Gold’s royalty interest.

Troy Mine, Lincoln County, Montana

          Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc. (“Revett”).  This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

          Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR royalty steps down to a perpetual 2.0% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.

          During the fourth quarter, the Troy mine produced 223,495 ounces of silver and 1.8 million pounds of copper providing about $612,000 in royalty revenue. This compares with 307,550 ounces of silver and 2.7 million pounds of copper providing about $445,000 in royalty revenue, in the same quarter of fiscal 2005.

          For fiscal 2006, the Troy mine produced a total of 884,528 ounces of silver and 7.1 million pounds of copper providing $1.7 million of royalty revenue.  This compares with 522,145 ounces of silver and 4.6 million pounds of copper providing about $749,000 of royalty revenue for fiscal 2005.

Bald Mountain, White Pine County, Nevada

          Royal Gold holds a NSR sliding-scale royalty that covers a portion of the Bald Mountain mine, operated by Barrick Gold Corporation.  For the fourth quarter, the Company’s royalty rate was at 1.75%.

          During the fourth quarter, the Bald Mountain mine produced 60,884 ounces of gold providing about $853,000 in royalty revenue.  This compares with 4,759 ounces of gold, providing about $33,000 in royalty revenue to Royal Gold, for the same quarter of fiscal 2005.

          For fiscal 2006, the Bald Mountain mine produced 126,317 ounces of gold providing about $1.5 in royalty revenue.  This compares with 28,037 ounces of gold providing about $208,000 in royalty revenue for fiscal year 2005.  The increase in production at Bald Mountain is due to the large reserve expansion announced in early calendar 2006.

Martha Mine, Santa Cruz Province, Argentina

          The Company holds a 2.0% NSR on the Martha silver mine operated by Coeur d’Alene Mines Corporation (“Coeur”).  During the fourth quarter of fiscal 2006, the Martha mine produced 354,655 ounces of silver resulting in royalty revenue of approximately $92,000.  This compares with royalty revenue of approximately $40,000 from 283,464 ounces of silver for the previous year’s comparable quarter.  Total royalty revenue for fiscal 2006 was about $402,000, based upon production of 2.3 million ounces of silver, while royalty revenue for fiscal 2005 was about $163,000, based upon production of 1.8 million ounces of silver.

Mulatos, Sonora, Mexico

          In December 2005, Royal Gold acquired a sliding-scale NSR royalty at the Mulatos Project, an open pit, heap leach gold mine owned and operated by Alamos Gold, Inc.  The sliding-scale ranges from 0.30%, at an average quarterly gold price of $299.99 or below, up to 1.5% when the price of gold averages $400 per ounce or higher.  The royalty is capped at two million ounces of production.  Commercial production commenced on April 1, 2006.  During the fourth quarter, the Mulatos mine produced 23,912 ounces of gold providing about $225,000 in royalty revenue to the Company.

          In August 2006, Mulatos reported that it had revised its production guidance for calendar 2006 to a range of 110,000 to 120,000 ounces of gold, down from about 140,000 ounces of gold, due to lower crusher throughput.

Robinson, White Pine County, Nevada

          In December 2005, Royal Gold acquired a 3.0% NSR royalty on the Robinson mine, an open pit copper mine with significant gold and molybdenum credits, operated by Quadra Mining Ltd.  The Company began receiving revenue from this royalty in May 2006 upon completion of funding a $20.0 million reclamation trust account.  For the fourth quarter, the Company received royalty revenue of approximately $2.2 million based upon production of 27.2 million pounds of copper and 13,082 ounces of gold.

          In August 2006, Quadra reported that it had revised its production guidance for calendar 2006 to a range of 125-130 million pounds of copper, down from 128-132 million pounds, due to lower recovery resulting from high iron levels.  Gold production guidance remains the same at 53,500 ounces for calendar 2006.

Taparko-Bouroum, Burkino Faso, West Africa

          As of August 17, 2006, Royal Gold has funded about $29.5 million of its $35.0 million funding agreement with High River Gold Mines, Inc. (“High River”).  Royal Gold holds two initial concurrent production payments, both equivalent to GSR royalties, and two subsequent GSR royalties at the Taparko-Bouroum project, an open pit gold operation currently under construction.  High River expects the majority of project construction to be completed in the fourth quarter of calendar 2006, with production commencing in the first half of calendar 2007.

          The first GSR royalty (“TB-GSR1”) is fixed at a rate of 15.0%.  The second GSR royalty (“TB-GSR2”) pays out at a rate of 4.3% when the average monthly gold price ranges between $385 and $430 per ounce, and changes to a sliding-scale royalty when the average monthly gold price is outside of this range.  Both TB-GSR1 and TB-GSR2 royalties continue until either production reaches 804,420 ounces of gold or payments totaling $35.0 million under the TB-GSR1 royalty are received by Royal Gold, whichever comes first.

          The two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum Project area, and a 0.75% milling royalty (“TB-MR1”).  The TB-MR1 applies to ore that is mined outside of the defined area of the Taparko-Bouroum Project that is processed through the Taparko facilities to a maximum of 1.1 million tons per year.  Both the TB-GSR3 and TB-MR1 royalties commence once the TB-GSR1 and TB-GSR2 royalties described earlier have ceased.

Fiscal 2007 Outlook

          “The Robinson, Mulatos and Taparko-Bouroum royalties will be good contributors to our future revenue base.  In fiscal 2007, we anticipate a full year of production from our Robinson and Mulatos royalties, with Taparko-Bouroum expected to commence production during the first half of calendar 2007.  Further, we expect increased contributions from the Leeville and Troy mines as they continue to ramp up to full production.  Given favorable commodity prices, these events, along with our other producing royalties, are expected to result in growing cash flows, revenues, and margins for the upcoming fiscal year,” said Jensen.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

Note: Management’s conference call reviewing fiscal 2006 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and is available by calling (800) 603-2779 or (706) 634-7230.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentation” section.  A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.  Audio replays will also be available about two hours after the call ends through August 24, 2006, by dialing (800) 642-1687 or (706) 645-9291, access # 3092655.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding cash flow, revenues and margins in fiscal 2007, the sliding-scale features of our royalty structure at the Pipeline Mining Complex, Bald Mountain, Mulatos, and Taparko, full-year revenue contributions from Mulatos and Robinson, commencement of production at Taparko, continued ramp-up in production at the Leeville and Troy projects, changes in production estimates from the operators of certain properties, and future revenue growth. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  The Company defines free cash flow by operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A - Reconciliation, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,

	2006	2005

Current assets:
Cash and equivalents	$78,449,383	$48,840,371
Royalty receivables	5,962,053	6,601,329
Deferred tax assets	131,621	452,730
Prepaid expenses and other	232,839	333,883

Total current assets	84,775,896	56,228,313
Royalty interests in mineral properties, net	84,589,569	44,817,242
Available for sale securities	1,988,443	554,812
Deferred tax assets	495,018	160,417
Other assets	410,895	557,771

Total assets	$172,259,821	$102,318,555

Current liabilities:
Accounts payable	$1,075,644	$1,140,509
Income taxes payable	334,767	253,496
Dividend payable	1,300,623	1,050,628
Accrued compensation	375,000	278,500
Other	237,482	175,095

Total current liabilities	3,323,516	2,898,228
Deferred tax liabilities	7,178,907	7,586,402
Other long term liabilities	97,749	96,634

Total Liabilities	10,600,172	10,581,264

Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; issued 23,816,640 and 21,258,576 shares, respectively	238,165	212,585
Additional paid-in capital	166,459,671	104,163,515
Accumulated other comprehensive income (loss)	498,462	(284,920)
Deferred compensation	—	(524,659)
Accumulated deficit	(4,439,777)	(10,732,358)
Treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	161,659,649	91,737,291

Total liabilities and stockholders’ equity	$172,259,821	$102,318,555

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended June 30,

	2006	2005	2004

Royalty revenues	$28,380,143	$25,302,332	$21,353,071
Costs and expenses
Costs of operations	2,288,347	1,847,343	1,512,867
General and administrative	5,022,157	3,695,098	2,923,289
Exploration and business development	3,396,733	1,892,865	1,391,944
Depreciation, depletion and amortization	4,261,060	3,204,984	3,313,953

Total costs and expenses	14,968,297	10,640,290	9,142,053

Operating income	13,411,846	14,662,042	12,211,018

Interest and other income	3,203,968	834,136	442,181
Gain on sale of available for sale securities	—	163,577	22,778
Interest and other expense	(165,066)	(103,578)	(149,940)

Income before income taxes	16,450,748	15,556,177	12,526,037
Current tax expense	(5,973,878)	(3,047,551)	(882,243)
Deferred tax benefit (expense)	873,211	(1,054,911)	(2,772,115)

Net income	$11,350,081	$11,453,715	$8,871,679

Adjustments to other comprehensive income
Unrealized change in market value of available for sale securities, net of tax	783,382	(208,328)	(36,866)
Realization of the change in market value on sale of available for sale securities, net of tax	—	(104,689)	—

Comprehensive income	$12,133,463	$11,140,698	$8,834,813

Basic earnings per share	$0.50	$0.55	$0.43

Basic weighted average shares outstanding	22,863,784	20,875,957	20,760,452
Diluted earnings per share	$0.49	$0.54	$0.42

Diluted weighted average shares outstanding	23,121,862	21,070,797	21,110,521

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
For the Years Ended June 30,

	2006	2005	2004

Cash flows from operating activities
Net income	$11,350,081	$11,453,715	$8,871,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,261,060	3,204,984	3,313,953
Gain on available for sale securities	—	(163,577)	(22,778)
Deferred tax (benefit) expense	(873,211)	1,054,911	2,772,115
Non-cash employee stock compensation expense	2,777,686	205,301	—
Tax (benefit) expense of share-based compensation exercises	(1,438,399)	387,942	670,953
Other	—	—	26,623
Changes in assets and liabilities:
Royalty receivables	639,276	(1,380,022)	(2,095,870)
Prepaid expenses and other assets	184,638	(65,889)	(112,955)
Accounts payable	(64,865)	(141,502)	(95,135)
Federal income taxes payable	1,519,670	253,496	—
Accrued liabilities and other current liabilities	165,577	17,388	82,863
Other long term liabilities	1,115	(6,455)	(10,400)

Net cash provided by operating activities	$18,522,628	$14,820,292	$13,401,048

Cash flows from investing activities
Capital expenditures for property and equipment	$(38,657)	$(126,954)	$(271,020)
Acquisition of royalty interests in mineral properties	(43,931,448)	(7,514,947)	—
Purchase of available for sale securities	(204,715)	(1,000,000)	—
Proceeds from sale of available for sale securities	—	539,960	38,642

Net cash used in investing activities	$(44,174,820)	$(8,101,941)	$(232,378)

Cash flows from financing activities
Dividends paid	$(4,807,505)	$(3,651,893)	$(2,591,489)
Tax benefit from share-based compensation exercises	1,438,399	—	—
Net proceeds from issuance of common stock	58,630,310	973,012	738,177

Net cash provided by (used in) financing activities	$55,261,204	$(2,678,881)	$(1,853,312)

Net increase in cash and equivalents	29,609,012	4,039,470	11,315,358

Cash and equivalents at beginning of year	48,840,371	44,800,901	33,485,543

Cash and equivalents at end of year	$78,449,383	$48,840,371	$44,800,901

Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	$4,610,911	$2,330,000	$453,000
Non-cash financing activities:
Deferred compensation (equity offset)	$—	$729,960	$—
Acquisition of royalty interest in mineral property	$—	$55,170	$—

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is reconciliation to operating income:

	For The Fiscal Year Ended

	June 30, 2006	June 30, 2005	June 30, 2004

Operating income	$13,411,846	$14,662,042	$12,211,018
Depreciation, depletion and amortization	4,261,060	3,204,984	3,313,953
Non-cash employee stock compensation expense	2,777,686	205,301	—

Free cash flow	$20,450,592	$18,075,327	$15,524,971

	For the Fiscal Quarter Ended

	June 30, 2006	June 30, 2005

Operating income	$4,370,772	$4,936,269
Depreciation, depletion and amortization	1,326,125	782,523
Non-cash employee stock compensation expense	769,102	43,088

Free cash flow	$6,465,999	$5,761,880